Exhibit 2.2
EXECUTION VERSION
AMENDMENT NO. 1
TO
PURCHASE AGREEMENT
     This AMENDMENT NO. 1, dated as of September 17, 2007 (this “Amendment”), by and among Resorts International Holdings, LLC, a Delaware limited liability company (“Seller”), Ameristar Casinos, Inc., a Nevada corporation (“Buyer”) and Ameristar East Chicago Holdings, LLC, an Indiana limited liability company and wholly owned subsidiary of Buyer (“AECH”), is being entered into to amend that certain PURCHASE AGREEMENT dated as of April 3, 2007 (the “Purchase Agreement”), by and between Seller and Buyer. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.
R E C I T A L S
     WHEREAS, on April 3, 2007, Seller and Buyer entered into the Purchase Agreement providing, among other things, for the sale by Seller to Buyer of all of the membership interests of RIH Acquisitions IN, LLC, an Indiana limited liability company (the “Company”);
     WHEREAS, pursuant to that certain Assignment and Assumption Agreement, dated as of September 4, 2007, by and between Buyer and AECH, Buyer assigned its rights and obligations under the Purchase Agreement to AECH; and
     WHEREAS, Seller, Buyer and AECH (collectively, the “Parties”) now desire to amend the Purchase Agreement as provided below.
A G R E E M E N T
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
     1. Amendment to Article II of the Purchase Agreement. Article II of the Purchase Agreement is hereby by adding the following new Section 2.22 at the end thereof:
     “Section 2.22. Loan Documents. No event of default has occurred under the Loan Documents (as such term is defined in that certain Loan Agreement dated as of October 24, 2006 between Lender, IN Borrower, RIH Acquisitions NJ, LLC, RIH Propco NJ, LLC, RIH Acquisitions MS I, LLC, RIH Propco MS I, LLC, RIH Acquisitions MS II, LLC and RIH Propco MS II, LLC).”
     2. Amendment to Section 4.4 of the Purchase Agreement. Section 4.4 of the Purchase Agreement is hereby amended by adding at the end thereof the following new subsection (c):

“(c) Notwithstanding anything in this Agreement to the contrary, following the Closing, Seller shall be solely responsible with respect to all Liabilities of the Company and/or the Company Subsidiary with respect to any claims by employees of the Company or the Company Subsidiary or such employees’ covered dependents that are made, incurred, existing or pending prior to the Closing Date (i) under any health or medical (including dental, vision and prescription drug) benefit plans maintained by the Company, the Company Subsidiary or any of their Affiliates or (ii) with respect to workers compensation. Seller shall administer, or cause to be administered, such claims and shall make timely payment of any amounts owed by the Company or the Company Subsidiary with respect to such claims or, to the extent the Company or the Company Subsidiary is required by applicable Law or the terms of any insurance policy to make such payment, promptly make payment to the Company or the Company Subsidiary, as applicable, following its request.”
     3. Amendment to Section 4.10 of the Purchase Agreement. Section 4.10 of the Purchase Agreement is hereby amended as follows:
     (a) Section 4.10(c) the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“(c) Intentionally Omitted.”
     (b) Section 4.10(d) the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“(d) Use, Redemption and Destruction of Chips. After the date hereof through the Closing, Seller shall manage the chip Liability in the Ordinary Course of Business. On or prior to the first anniversary of the Closing Date, Buyer shall cause the Company to replace all chips, slot tickets, tokens and plaquemines used at the Property with chips, slot tickets, tokens and plaquemines that do not include the “Resorts” name. Thereafter, pursuant to the Indiana Gaming Regulations and as approved and directed by the applicable Gaming Authorities, Buyer shall redeem for cash all of the Company’s then-outstanding gaming chips, unredeemed slot tickets (to the extent such slot tickets are, by their terms, still eligible for redemption), tokens and plaquemines.”
     4. Amendment to Section 4.23(a) of the Purchase Agreement. Section 4.23(a) of the Purchase Agreement is hereby amended by adding the following at the end thereof:
“For so long as Seller shall maintain directors’ and officers’ liability insurance or employment practices liabilities insurance for the directors and officers of the entities that own Resorts Tunica, Bally’s Tunica and/or the Atlantic City Hilton (the “Other Properties”) such policy (the “D&O/EPL Policy”) shall (on terms and conditions substantially similar to such insurance in effect on the date hereof) also cover the current and former directors and officers of the Company and the Company Subsidiary with respect to periods prior to the Closing Date. In the event a claim is made under the D&O/EPL Policy relating to any current or former director or officer of the Company or the Company Subsidiary, in his or her capacity as such, that results in an increase to the premiums payable under such policy (or any renewal policy) then the Buyer shall promptly reimburse Seller for the cost of any such increase; provided, however, that if at any time following the Closing and prior to the time a claim is made under the D&O/EPL Policy relating to a current or former director or officer of the Company or the Company Subsidiary, in his or her capacity as such, Buyer informs Seller that it desires, in its sole discretion, to release Seller from its obligations to maintain the D&O/EPL Policy under this sentence, then Buyer shall be released from its obligation to reimburse Seller for the cost of any increase in the premium of such D&O/EPL Policy. In addition, Seller agrees to give Buyer reasonable prior notice if Seller determines to no longer maintain the D&O/EPL Policy for the directors and officers of the Other Properties.”
     5. Amendment to Section 4.17(c) of the Purchase Agreement. Section 4.17(c) of the Purchase Agreement is hereby amended by inserting the following language before the “.” at the end thereof:
“; provided, however, that the amount of any Escrowed Development Taxes (as defined herein) and any earnings thereon that are transferred on the Closing Date to a Company bank account in accordance with Section 4.26 hereof shall be credited against the amount of any Development Taxes for which Seller is responsible (either directly or through indemnification of Buyer or its Affiliates) pursuant to this Section 4.17”
     6. Amendment to Article IV of the Purchase Agreement. Article IV of the Purchase Agreement is hereby by adding the following new Sections 4.26 and 4.27 at the end thereof:
“Section 4.26 Escrow of Development Taxes.
(a) Between the date hereof and the Closing Date, Seller shall, or shall cause the Company to, continue to deposit in an account with U.S. Bank (the “Development Tax Bank Account”) all amounts that accrue (or have accrued) with respect to the Development Taxes that are payable to East Chicago Second Century, Inc. (calculated in a manner consistent with past practices and the Development Agreements (as defined herein)) and none of Seller, the Company or the Company Subsidiary shall make any withdrawals from the Development Tax Bank Account (including previously deposited funds with respect to such Development Taxes or any earnings on such previously deposited funds), unless such withdrawal is made in connection with a corresponding payment of the Development Taxes to East Chicago Second Century, Inc. in accordance with the Development Agreements.
(b) On the Closing Date, all amounts that have been deposited in the Development Tax Bank Account or otherwise set aside or reserved in connection with the Development Taxes that are payable to East Chicago Second Century,

Inc. (the “Escrowed Development Taxes”) and any earnings thereon shall be transferred to Account No. 153910593448, in the Company’s name, at U.S. Bank. Following the Closing Date, the Company and/or Buyer shall have sole control over the Escrowed Development Taxes. Notwithstanding anything to the contrary in this Agreement, Buyer agrees to, or shall cause the Company to, pay all Development Taxes as and when required after the Closing.
Section 4.27 Litigation. Notwithstanding anything to the contrary in this Agreement, from and after the Closing, Seller shall at its own cost, risk and expense (i) take control of the defense and investigation of those matters set forth on Schedule 4.27 of the Seller Disclosure Letter (collectively, the “Excluded Litigation”), (ii) employ and engage attorneys of its own choice to handle and defend the same and (iii) compromise or settle such Excluded Litigation, which compromise or settlement shall be made only if such compromise or settlement contains an unconditional release of the Company and its subsidiaries. Notwithstanding anything to the contrary in this Agreement, Seller shall be solely responsible for all amounts payable in connection with the Excluded Litigation (including legal fees and other out-of-pocket expenses) and shall fully indemnify, defend and hold Buyer, the Company and the Company Subsidiary harmless from and against any amounts required to be paid in connection with the Excluded Litigation. Seller shall be entitled to retain, and none of the Buyer, the Company or the Company Subsidiary shall have any claim to, any amounts received by, or awarded to, Seller, the Company or the Company Subsidiary in connection with the Excluded Litigation. In addition, Buyer, the Company and the Company Subsidiary agree to promptly pay to Seller any and all amounts received under any Seller Policy in respect of Excluded Litigation. Seller represents and warrants to Buyer that Target Closing Working Capital reflects the inclusion of a receivable of $179,000 with respect to one of the Excluded Litigation matters.”
     7. Amendment to Section 7.1(b) of the Purchase Agreement. Section 7.1(b) of the Purchase Agreement is hereby amended by adding the following the following at the end thereof:
     “Notwithstanding anything to the contrary in this Section 7.1(b), the representation and warranties in Section 2.22 shall survive indefinitely.”
     8. Amendment to Section 7.2(a) of the Purchase Agreement. Section 7.2(a) of the Purchase Agreement is hereby amended by inserting the following language before the “.” at the end thereof:
“; and
     (iii) the Loan Documents (as such term is defined in that certain Loan Agreement dated as of October 24, 2006 between Lender, IN Borrower, RIH Acquisitions NJ, LLC, RIH Propco NJ, LLC, RIH Acquisitions MS I, LLC, RIH Propco MS I, LLC, RIH Acquisitions MS II, LLC and RIH Propco MS II, LLC).”

     9. Amendment to Section 7.6 of the Purchase Agreement. Section 7.6 of the Purchase Agreement is hereby amended as follows:
     (a) The last sentence of Section 7.6(a) of the Purchase Agreement is hereby amended and restated as follows:
     “Notwithstanding the foregoing, the limitations set forth in this Section 7.6(a) shall not apply to any claims for indemnification in respect of any breach of Sections 2.2(a), 2.3, 2.6(d), 2.17, 2.18, 2.22, 3.2(a) and 3.3, as applicable.”
     (b) Section 7.6(b) of the Purchase Agreement is hereby amended by adding the following at the end thereof:
     “Notwithstanding the foregoing, this Section 7.6(b) shall not be applicable to any Damages payable to a Buyer Indemnified Party pursuant to Section 7.2(a)(iii).”
     10. Amendment to Section 7.8(b) of the Purchase Agreement. Section 7.8(b) of the Purchase Agreement is hereby amended by adding the following the following at the end thereof:
     “Notwithstanding the foregoing, this Section 7.8(b) shall not be applicable to any Damages payable to a Buyer Indemnified Party pursuant to Section 7.2(a)(iii).”
     11. Amendment to Section 9.1 of the Purchase Agreement. Section 9.1 of the Purchase Agreement is hereby amended as follows:
     (a) The definition of “Adjusted Working Capital” is hereby amended and restated in its entirety read as follows:
“ “Adjusted Working Capital” means, as of any date, the (a) the consolidated current assets of the Company and the Company Subsidiary as of such date, less (b) the consolidated current Liabilities of the Company and the Company Subsidiary as of such date, in each case determined in accordance with GAAP in a manner consistent with the preparation of the Financial Information; provided, however, that (i) the following shall be excluded from current assets or current liabilities, as applicable, for purposes of determining Adjusted Working Capital: (A) the assets and Liabilities that are components of the definition of “Closing Cash” (including 100% of the Liabilities described in clause (B) thereof); (B) Liabilities that are retained by the Seller pursuant to Section 4.4(c) or 4.27 of this Agreement; (C) the portion of any prepaid insurance premiums that are refundable to Seller pursuant to the cancellation of any insurance policies (or coverage thereunder with respect to the Company and the Company Subsidiary) as contemplated in Section 4.11(a); and (D) any Liabilities between Seller or any of its Affiliates (other than the Company and the Company Subsidiary), on the one hand, and the Company or the Company Subsidiary, on the other hand and (ii) for purposes of calculating Closing Working Capital, (1) only 84% of the value of all of the Company’s outstanding gaming chips, unredeemed slot tickets, tokens and plaquemines shall be included in current liabilities, (2) the amount of current liabilities with respect to Taxes shall be identical to the amount of such

Tax liabilities reflected in Target Closing Working Capital (which amount the parties agree is $8,956,000), and (3) in light of the parties’ agreement in Section 4.27 that Seller retain the right to any proceeds from, or claims with respect to, the Excluded Litigation, the amount of current assets shall be reduced by $179,000.”
     (b) The definition of “Closing Cash” is hereby amended by inserting after the word “GAAP” in clause (i) thereof the following language:
“(provided that none of the Escrowed Development Taxes shall constitute “cash” for purposes of this definition)”
     (c) The definition of “Taxes” is hereby amended by inserting the following at the end thereof:
“Without in any way limiting the generality of the foregoing, the terms “Tax” and “Taxes” shall be deemed to include the Development Taxes.”
     (d) The following new definition is hereby added to Section 9.1 of the Purchase Agreement in the appropriate alphabetical order:
“ “Development Taxes” means the obligation of the Company to make annual payments, in an aggregate amount equal to 3.75% of its adjusted gross receipts (as defined in the Gaming Laws of the State of Indiana), to the City of East Chicago, Foundations of East Chicago, Inc. (as successor by merger to Twin City Education Foundation, Inc. and East Chicago Community Foundation, Inc.) and East Chicago Second Century, Inc. (collectively, the “Development Tax Recipients”) pursuant to certain commitments made by the Company and/or its predecessors with respect to the Property (including a letter dated April 18, 1995 from Showboat Marina Partnership to the Mayor of the City of East Chicago and a memorandum of understanding, dated August 25, 2000, between Harrah’s East Chicago and the City of East Chicago (collectively, the “Development Agreements”)), together with any interest, penalties or additions to such payments imposed in connection therewith or with respect thereto.”
     12. Amendment to Seller Disclosure Letter. The Seller Disclosure Letter is hereby amended by adding Exhibit A hereto as Section 4.27 thereof.
     13. General.
     (a) Sections 9.2, 9.4, 9.5, 9.7, 9.10 and 9.11 of the Purchase Agreement are incorporated herein as if fully set forth, mutatis mutandum.
     (b) The Purchase Agreement (and the Exhibits and Schedules attached thereto) as modified, amended and changed by this Amendment, and the other documents delivered pursuant hereto or thereto constitute the full and entire understanding and agreement between and among the Parties with regard to the subject matter hereof and thereof.

     (c) Except as expressly provided herein, this Amendment shall not constitute an amendment, modification or waiver of the Purchase Agreement (or any provision thereof or any Exhibit and Schedule attached thereto) and the provisions of the Purchase Agreement (and the Exhibits and Schedules attached thereto) as modified hereby shall otherwise continue in full force and effect.
[Signatures on following page]

     IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed and delivered as of the date first set forth above.

RESORTS INTERNATIONAL HOLDINGS, LLC
By:
Name:
Title:

AMERISTAR CASINOS, INC.
By:
Name:
Title:

AMERISTAR EAST CHICAGO HOLDINGS, LLC
By:
Name:
Title:

EXHIBIT A
SECTION 4.27
1.	Resorts International Holdings, LLC and RIH Acquisitions IN, LLC v. Federal Insurance Co. Action against insurance carrier seeking a declaration that losses sustained by Resorts International Holdings, LLC in a sophisticated criminal employee cheating scam are covered by an insurance policy issued by Federal Insurance Co.
2.	Omar Abbas v. Colony Capital, LLC and RIH Acquisitions IN, LLC. Claim by Abbas alleging that he was forcefully dragged from his hotel room at Resorts East Chicago and taken down to the lobby. The Depart of Immigration and Naturalization Services currently has a retainer as Abbas is a Jordanian national. Colony Capital, LLC and RIH Acquisitions IN, LLC have filed a motion for summary judgment.